LifeVantage Announces Financial Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2022

Salt Lake City, UT, August 23, 2022, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its fourth quarter and full fiscal year ended June 30, 2022.
Fourth Quarter Fiscal 2022 Summary*:
•Revenue of $50.9 million, a decrease of 7.0% from the prior year period. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue was down approximately 3%;
•Revenue in Asia/Pacific & Europe increased 0.7% and revenue in the Americas decreased 10.5%. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue in Asia/Pacific & Europe increased approximately 12.8%;

•Total active accounts declined 8.2% from the prior period to 156,000, reflecting a 10.9% decline in the Americas and a 2.0% decline in Asia/Pacific & Europe;
•Loss per diluted share were $0.11, versus earnings per diluted share of $0.35 a year ago;
•Adjusted earnings per diluted share were $0.01, compared to $0.31 a year ago;
•Adjusted EBITDA of $1.7 million, compared to $6.6 million a year ago; and
•Repurchased 103,391 shares.
* All comparisons are on a year over year basis and compare the fourth quarter of fiscal 2022 to the fourth quarter of fiscal 2021, unless otherwise noted.
Fiscal Year 2022 Summary**:
•Revenue decreased 6.3% to $206.4 million. Excluding the negative impact of foreign currency fluctuations, fiscal year 2022 revenue was down approximately 4.2%;
•Revenue in Asia/Pacific & Europe increased 3.8% and revenue in the Americas decreased 10.6%. Excluding the negative impact of foreign currency fluctuations, fiscal year 2022 revenue in Asia/Pacific & Europe increased approximately 10.3%;
•Earnings per diluted share were $0.24, compared to $0.90 in fiscal 2021;
•Adjusted earnings per diluted share were $0.41, compared to $1.00 in fiscal 2021;
•Adjusted EBITDA of $12.8 million compared to $24.8 million in fiscal 2021;
•Repurchased 1.3 million shares for $8.8 million; and
•Strong balance sheet with $20.2 million of cash and no debt.
**All growth rates compare fiscal 2022 to fiscal 2021.
“Fourth quarter results were in line with our expectations and we are very pleased with early progress on key initiatives around innovation and driving engagement across our base of customers and independent distributors,” said Steve Fife, President and Chief Executive Officer of LifeVantage. “Revenue was up 2% sequentially to $51 million despite $1.3 million of negative FX impact and we delivered 100 basis points of sequential improvement in gross margin. We are seeing a strong response to our new Collagen product, which launched in June in conjunction with Activate 2022, our recent distributor meeting in Salt Lake City. Momentum also continues to build in our Asia/Pacific & Europe region, where revenue increased 4% sequentially compared to the third quarter aided by an 8% increase in active independent distributors, in part reflecting a strong response to our recent Philippines launch. Entering fiscal 2023, our team is highly energized and we are well positioned to continue our customer-centric transformation by leveraging our powerful innovation platform as well as optimizing marketing through expanded adoption and capability enhancements to our proprietary digital tools.”
Fourth Quarter Fiscal 2022 Results
For the fourth fiscal quarter ended June 30, 2022, the Company reported revenue of $50.9 million, a 7.0% decrease over the fourth quarter of fiscal 2021. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue was down 3.1%. Revenue in the Americas for the fourth quarter of fiscal 2022 decreased 10.5% compared to the prior year period and was partially offset by gains in the Asia/Pacific & Europe region where revenue increased 0.7%.
Gross profit for the fourth quarter of fiscal 2022 was $41.6 million, or 81.7% of revenue, compared to $45.0 million, or 82.1% of revenue, for the same period in fiscal 2021. The decline in gross profit margin was due to increased raw material and manufacturing related costs, inventory obsolescence costs, higher shipping expenses, and mix shifts related to product and geography.
Commissions and incentives expense for the fourth quarter of fiscal 2022 was $24.5 million, or 48.1% of revenue, compared to $25.6 million, or 46.7% of revenue, for the same period in fiscal 2021. The increase in commissions and incentives expense as a percentage of revenue is due mainly to an increase in the number of qualifiers and related costs associated with the recently completed incentive program.
Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2022 was $15.6 million, or 30.6% of revenue, compared to $12.8 million, or 23.4% of revenue, for the same period in fiscal 2021. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expense for the fourth quarter of fiscal 2022 was $16.6 million, or 32.6% of revenue, compared to adjusted non-GAAP SG&A expense for the fourth quarter of fiscal 2021 of $13.6 million, or 24.8% of revenue. The increase in adjusted non-GAAP SG&A expense was primarily attributable to higher event related costs, an increase in labor and benefits expenses, higher stock-based compensation expense, and certain severance related costs incurred in the quarter.
Operating income for the fourth quarter of fiscal 2022 was $1.5 million, compared to $6.6 million for the fourth quarter of fiscal 2021. Accounting for the non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the fourth quarter of fiscal 2022 was $0.5 million compared to $5.8 million for the fourth quarter of fiscal 2021.
Net loss for the fourth quarter of fiscal 2022 was $1.4 million, or $0.11 per diluted share. This compares to net income of $4.9 million, or $0.35 per diluted share for the fourth quarter of fiscal 2021. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2022 was $0.2 million, or $0.01 per diluted share, compared to adjusted non-GAAP net income of $4.3 million, or $0.31 per diluted share for the fourth quarter of fiscal 2021.
Adjusted EBITDA was $1.7 million for the fourth quarter of fiscal 2022 versus $6.6 million for the comparable period in fiscal 2021.
Fiscal 2022 Full Year Results
For the fiscal year ended June 30, 2022, the Company reported net revenue of $206.4 million, a decrease of 6.3% compared to $220.2 million for fiscal 2021. In fiscal 2022, revenue in the Americas decreased 10.6% which was partially offset by revenue in Asia/Pacific & Europe which increased 3.8%. Revenue for fiscal 2022 was negatively impacted by $4.5 million, or 2.0%, by foreign currency fluctuations.
Gross profit during fiscal 2022 was $168.3 million, or 81.5% of revenue, compared to $182.0 million, or 82.7% of revenue, for fiscal 2021. The decrease in gross margin as a percentage of revenue is primarily due to increased raw material and manufacturing related costs, inventory obsolescence costs, higher shipping expenses, and mix shifts related to product and geography.

Commissions and incentives expense for fiscal 2022 was $97.3 million, or 47.1% of revenue, compared to $103.5 million, or 47.0% of revenue, for fiscal 2021. The increase in commissions and incentives expense as a percentage of revenue reflects the timing and magnitude of our various promotional and incentive programs during the year.

SG&A expense for fiscal 2022 was $63.4 million, or 30.7% of revenue, compared to $60.8 million, or 27.6% of revenue, for fiscal 2021. Adjusted for nonrecurring expenses and recoveries, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expense for fiscal 2022 was $63.3 million, or 30.7% of revenue, compared to adjusted non-GAAP SG&A expense for fiscal 2021 of $59.2 million, or 26.9% of revenue. The increase in non-GAAP SG&A expense as a percentage of revenue was primarily due to increased events and travel expenses as a result of changes to our event schedule and the easing of COVID-19 related travel and associated group meeting restrictions partially offset by decreases in incentive compensation, executive severance and transition expenses.
Operating income for fiscal 2022 was $7.6 million, or 3.7% of revenue, compared to $17.6 million, or 8.0% of revenue, for fiscal 2021. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for fiscal 2022 was $7.7 million, or 3.7% of revenue, compared to $19.2 million, or 8.7% of revenue, for fiscal 2021.
Net income for fiscal 2022 was $3.1 million, or $0.24 per diluted share, compared to $12.9 million, or $0.90 per diluted share for fiscal 2021. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for fiscal 2022 was $5.3 million, or $0.41 per diluted share compared to $14.3 million, or $1.00 per diluted share in fiscal 2021.
Adjusted EBITDA was $12.8 million for fiscal 2022 compared to $24.8 million for fiscal 2021.
Balance Sheet & Liquidity
The Company generated $8.0 million of cash from operations during fiscal 2022 compared to $16.3 million during fiscal 2021. The Company's cash and cash equivalents at June 30, 2022 were $20.2 million, compared to $23.2 million at June 30, 2021 and there was no debt outstanding. During the full year ended June 30, 2022, the Company repurchased approximately $1.3 million common shares for $8.8 million under its share repurchase program.
Dividend Announcement
The Company's Board of Directors approved a quarterly cash dividend of $0.03 per share of common stock, or approximately $0.4 million in the aggregate. The dividend will be paid on September 15, 2022 to all stockholders of record at the close of business on September 2, 2022.
Fiscal Year 2023 Guidance
The Company expects to generate revenue in the range of $200 million to $212 million in fiscal year 2023 and adjusted EBITDA of $12 million to $14 million, with adjusted earnings per share in the range of $0.27 to $0.39, which assumes a full year tax rate of approximately 26%. This guidance reflects the current trends in the business. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2023. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2023 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, August 30, 2022, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13730454, or (
(412) 317-6671 from international locations, and entering confirmation code 13730454.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations or directly at https://viavid.webcasts.com/starthere.jsp?ei=1553804&tp_key=27e50f7b3a.The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, and Daily Wellness dietary supplements, TrueScience® is the Company's line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ™, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Cautionary Note Regarding Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-

time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except per share data)	June 30, 2022	June 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$20,190	$23,174
Accounts receivable	3,338	2,925
Income tax receivable	1,752	1,038
Inventory, net	16,472	16,145
Prepaid expenses and other	5,205	4,772
Total current assets	46,957	48,054

Property and equipment, net	9,500	11,123
Right-of-use assets	11,040	13,700
Intangible assets, net	587	719
Deferred income tax asset	1,289	1,208
Equity securities	—	2,205
Other long-term assets	1,333	1,723
TOTAL ASSETS	$70,706	$78,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,462	$6,744
Commissions payable	7,285	8,138
Income tax payable	453	830
Lease liabilities	2,601	2,151
Other accrued expenses	7,927	7,336
Total current liabilities	25,728	25,199

Long-term lease liabilities	13,154	16,032
Other long-term liabilities	308	694
Total liabilities	39,190	41,925
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 12,493 and 13,609 issued and outstanding as of June 30, 2022 and 2021, respectively	1	1
Additional paid-in capital	131,075	129,048
Accumulated deficit	(98,437)	(92,346)
Accumulated other comprehensive income	(1,123)	104
Total stockholders’ equity	31,516	36,807
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,706	$78,732

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, (unaudited)		Fiscal Year Ended June 30,
(In thousands, except per share data)	2022	2021	2022	2021
Revenue, net	$50,943	$54,777	$206,360	$220,181
Cost of sales	9,332	9,782	38,097	38,187
Gross profit	41,611	44,995	168,263	181,994
Operating expenses:
Commissions and incentives	24,502	25,603	97,263	103,541
Selling, general and administrative	15,613	12,811	63,425	60,838
Total operating expenses	40,115	38,414	160,688	164,379
Operating income	1,496	6,581	7,575	17,615
Other expense:
Interest expense	—	—	(10)	(17)
Other expense, net	(284)	(103)	(669)	(366)
Impairment of investment	(2,205)	—	(2,205)	—
Total other expense	(2,489)	(103)	(2,884)	(383)
Income before income taxes	(993)	6,478	4,691	17,232
Income tax expense	(423)	(1,571)	(1,571)	(4,338)
Net income	$(1,416)	$4,907	$3,120	$12,894
Net income per share:
Basic	$(0.11)	$0.36	$0.24	$0.92
Diluted	$(0.11)	$0.35	$0.24	$0.90
Weighted-average shares outstanding:
Basic	12,488	13,754	12,886	14,070
Diluted	12,488	13,879	13,069	14,268

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region

	Three Months Ended June 30, (unaudited)				Fiscal Year Ended June 30,
(In thousands)	2022		2021		2022		2021
Americas	$33,723	66%	$37,677	69%	$138,323	67%	$154,655	70%
Asia/Pacific & Europe	17,220	34%	17,100	31%	68,037	33%	65,526	30%
Total	$50,943	100%	$54,777	100%	$206,360	100%	$220,181	100%

	Active Accounts (unaudited)

	As of June 30,
	2022		2021		Change from Prior Year	Percent Change
Active Independent Distributors(1)
Americas	37,000	59%	41,000	65%	(4,000)	(9.8)%
Asia/Pacific & Europe	26,000	41%	22,000	35%	4,000	18.2%
Total Active Independent Distributors	63,000	100%	63,000	100%	—	—%

Active Customers(2)
Americas	69,000	74%	78,000	73%	(9,000)	(11.5)%
Asia/Pacific & Europe	24,000	26%	29,000	27%	(5,000)	(17.2)%
Total Active Customers	93,000	100%	107,000	100%	(14,000)	(13.1)%

Active Accounts(3)
Americas	106,000	68%	119,000	70%	(13,000)	(10.9)%
Asia/Pacific & Europe	50,000	32%	51,000	30%	(1,000)	(2.0)%
Total Active Accounts	156,000	100%	170,000	100%	(14,000)	(8.2)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributors and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2022	2021	2022	2021
GAAP Net income	$(1,416)	$4,907	$3,120	$12,894
Interest expense	—	—	10	17
Provision for income taxes	423	1,571	1,571	4,338
Depreciation and amortization(1)	818	817	3,261	3,460
Non-GAAP EBITDA:	(175)	7,295	7,962	20,709
Adjustments:
Stock compensation expense	406	(79)	1,768	2,036
Other expense, net	284	103	669	366
Impairment of investment	2,205	—	2,205	—
Other adjustments(2)	(996)	(700)	228	1,736
Total adjustments	1,899	(676)	4,870	4,138
Non-GAAP Adjusted EBITDA	$1,724	$6,619	$12,832	$24,847

(1) Includes $101,000 of accelerated depreciation related to a change in lease term and $335,000 leasehold depreciation for the fiscal year ended June 30, 2021.

(2) Other adjustments breakout:
Lease abandonment	$—	$—	$—	$495
Class-action lawsuit expenses, net of recoveries	$(996)	$(1,002)	$(456)	$(144)
Executive team severance expenses, net	—	160	653	851
Executive team recruiting and transition expenses	—	142	31	534
Total adjustments	$(996)	$(700)	$228	$1,736

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2022	2021	2022	2021
GAAP Net income	$(1,416)	$4,907	$3,120	$12,894
Adjustments:
Executive team severance expenses, net(1)	—	83	531	269
Executive team recruiting and transition expenses	—	142	31	534
Lease abandonment(2)	—	—	—	830
Class-action lawsuit expenses, net of recoveries	(996)	(1,002)	(456)	(144)
Impairment of investment	2,205	—	2,205	—
Accelerated depreciation related to change in lease term	—	—	—	101
Tax impact of adjustments	374	188	(128)	(192)
Total adjustments, net of tax(3)	1,583	(589)	2,183	1,398
Non-GAAP Net Income	$167	$4,318	$5,303	$14,292

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Diluted earnings per share, as reported	$(0.11)	$0.35	$0.24	$0.90
Total adjustments, net of tax	0.13	(0.04)	0.17	0.10
Diluted earnings per share, as adjusted(4)	$0.01	$0.31	$0.41	$1.00

(1) Net of $122,000 of compensation expense benefit related to unvested stock award reversals the three and twelve months ended June 30, 2022 and net of $450,000 of compensation expense benefit related to unvested stock award reversals the twelve months ended June 30, 2021.
(2) Includes remaining lease rent expense of $495,000 and leasehold depreciation of $335,000 for the fiscal year ended June 30, 2021.
(3) Three and twelve months ended June 30, 2022 tax impact is based on the annual tax rate for the year ended June 30, 2022, reduced by the rate impact of the impairment of investment.
(4) May not add due to rounding.